FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person
      Kirchoff                   George
   ____________________________________________________________________________
     (Last)                      (First)                    (Middle)
     c/o Autoliv, Inc.     World Trade Center, Klarabergsviadukten 70
   ____________________________________________________________________________
                                (Street)
     S-107 24 Stockholm          Sweden
   ____________________________________________________________________________
     (City)                      (State)                      (Zip)
   ____________________________________________________________________________
   2. Date of Event Requiring Statement (Month/Day/Year)

      May 22, 1997
   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

      ###-##-####
   ____________________________________________________________________________
   4. Issuer Name and Ticker or Trading Symbol

    Autoliv, Inc.     Trading Symbol - ALV
   ____________________________________________________________________________
   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
    (  ) DIRECTOR
    (  ) 10% OWNER
    ( X) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)
    Vice President - Automotive Programs of Autoliv, Inc.
   ____________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   ____________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
   _X_ FORM FILED BY ONE REPORTING PERSON
   ___FORM FILED BY MORE THAN ONE REPORTING PERSON

   ============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|

   Common Stock, par           5,879       D
   value $1.00 per
   share

   ============================================================================
   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)

      Option
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
              *                                       *
       Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      Autoliv, Inc. Common Stock                       *
              Title                         Amount or Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

                        *
   ____________________________________________________________________________

   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

                        D
   ____________________________________________________________________________

   6. Nature of Indirect Beneficial Ownership (Instr. 5)


   ============================================================================

			 EXPLANATION OF RESPONSES:

			   * see attached chart

     /s/ George Kirchoff                           July 11, 1997
     _________________________________            _____________________
     **  SIGNATURE OF REPORTING PERSON                     DATE

    _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   =========================================================================



                                                          Attachment
   ______________________________________________________________________
        DATE           EXPIRATION     NUMBER OF        EXERCISE
     EXERCISABLE          DATE          SHARES          PRICE
   ______________________________________________________________________

       6/29/92         6/27/2001        6,416           $15.58

       6/25/93         6/24/2002        9,191           $15.26

       8/29/94         8/26/2003        7,833           $24.38

       8/28/95         8/25/2004        8,037           $25.53

       8/26/96         8/24/2005        7,079           $27.57

       5/01/97         8/22/2006        6,383           $32.69

   ______________________________________________________________________